                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

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1.   Name and Address of Reporting Person*

VORWERK & CO.
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   (Last)                           (First)             (Middle)

MUEHLENWEG 17-37
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                                    (Street)

WUPPERTAL                           42275               GERMANY
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

TUPPERWARE CORPORATION (TUP)
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3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)


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4.   Statement for Month/Year

APRIL 2000
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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                                                                                                                          See foot-
Common Stock, par value $.01 per share  4/19/00       P            14,200        A    $16.31                     I        note No. 1
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                                                                                                                          See foot-
Common Stock, par value $.01 per share  4/19/00       P            15,600        A    $16.38                     I        note No. 1
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                                                                                                                          See foot-
Common Stock, par value $.01 per share  4/20/00       P            20,000        A    $16.50      5,885,100(2)   I        note No. 1
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).


                                                                          (Over)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

1 Held through Vorwerk & Co. Beteiligungsgesellschaft mbH, a private corporation limited by shares organized and existing under the laws of the Federal Republic of Germany (with its address at Muehlenweg 17-37, Wuppertal 42275, Germany), all of the voting rights of which are held by Vorwerk & Co. Interholding GmbH, a private corporation limited by shares organized and existing under the laws of the Federal Republic of Germany (with its address at Muehlenweg 17-37, Wuppertal 42275, Germany), all of the shares of which are held by Vorwerk & Co.

2 Of the 5,885,100 shares beneficially owned by the Reporting Person, 5,714,100 shares are held through Vorwerk International Niggemann & Co., a limited partnership organized and existing under the laws of Switzerland (with its address at Verenastrasse 39, CH-8832 Wollerau, Switzerland), all of the voting rights of which are held by Vorwerk & Co. Interholding GmbH.


      /s/ Robin L. Spear                                       May 8, 2000
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      **Signature of Reporting Person                             Date
      Robin L. Spear
      Attorney-in-fact for Dr. Ulrich Mollmann,
      Head of Legal Department, Vorwerk & Co.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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